UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2022

AEGLEA BIOTHERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37722	46-4312787
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

805 Las Cimas Parkway
Suite 100
Austin, TX	78746
(Address of principal executive offices)	(Zip Code)

(512) 942-2935

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 Par Value Per Share	AGLE	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act .  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 28, 2022, the board of directors (the “Board”) of Aeglea Biotherapeutics, Inc. (the “Company”) appointed Jeffrey M. Goldberg, age 50, as President and Chief Executive Officer, and as a Class III director, effective November 29, 2022. In conjunction with the appointment of Mr. Goldberg, Jim Kastenmayer resigned from his position as the Company’s Interim Chief Executive Officer. Mr. Kastenmayer will continue in his role as the Company’s General Counsel and Corporate Secretary.

Mr. Goldberg served as an Independent Biopharma Consultant from November 2021 to November 2022. From December 2019 to November 2021, Mr. Goldberg served as Chief Executive Officer at Immunitas Therapeutics, Inc. From January 2015 to December 2019, Mr. Goldberg was Chief Operating Officer at Akeca Therapeutics, Inc. Mr. Goldberg received a S.M. in Chemical Engineering and a M.B.A. from the Massachusetts Institute of Technology, and a B.S. in Chemical Engineering from Cornell University.

Pursuant to his offer letter, Mr. Goldberg will (i) receive an annual base salary of $600,000, (ii) be eligible to receive a cash bonus of up to 50 % of his annual base salary, subject to the achievement of certain performance criteria and (iii) receive an annual housing allowance of $35,000. Additionally, pursuant to his severance agreement, Mr. Goldberg will receive the following benefits if his employment is terminated for any reason other than for cause or if he voluntarily resigns his employment for good reason: (i) 12 months of his monthly base salary; (ii) one-hundred percent (100%) of his annual target bonus; (iii) payment for the full amount of his premiums under COBRA for 12 months; and (iv) any outstanding equity awards, including awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable as if an additional twelve (12) months of vesting had occurred to the then-unvested shares subject to the equity award. Additionally, if his employment is terminated within 12 months of a change in control or within three months preceding a change in control for any reason other than for cause or he voluntarily resigns his employment for good reason during such period, we will provide him with the following benefits: (i) 12 months of his monthly base salary; (ii) one-hundred percent (100%) of his annual target bonus; (iii) payment for the full amount of his premiums under COBRA for 12 months; and (iv) 100% vesting for all outstanding and unvested equity awards, including awards that would otherwise vest only upon satisfaction of performance criteria based on achievement of the performance criteria at target.

Effective November 29, 2022 and pursuant to his offer letter, Mr. Goldberg also received a stock option to purchase 1,884,838 shares of common stock at an exercise price equal to the closing sale price of the common stock on November 29, 2022, as reported by the Nasdaq Global Market, which will vest as to 1/4th of the shares on the date that is one year following November 29, 2022 and 1/48th of the shares monthly thereafter until fully vested, subject to his continued service to the Company.

The foregoing descriptions of Mr. Goldberg’s offer letter and severance agreement is qualified in its entirety by reference to the offer letter and severance agreement a copy of which will be filed with the Company’s Annual Report on Form 10-K for the year ending December 31, 2022.

The Company has entered into its standard form of indemnification agreement with Mr. Goldberg. The form of the amended and restated indemnification agreement was previously filed by the Company as Exhibit 10.1 to the Company’s Form 10-Q filed with the Securities and Exchange Commission on August 9, 2018 and incorporated by reference herein.

There are no arrangements or understandings between Mr. Goldberg and any other persons, pursuant to which he was appointed as Chief Executive Officer. There are also no family relationships between Mr. Goldberg and any director or executive officer of the Company, nor does Mr. Goldberg have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEGLEA BIOTHERAPEUTICS, INC.

Date: November 30, 2022	By:	/s/ Jonathan Alspaugh
Jonathan Alspaugh
Chief Financial Officer

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